As submitted to the Securities and Exchange Commission on March 1, 2019.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2018

PLATFORM VENTURES DIVERSIFIED HOUSING REIT, LLC

(Exact name of issuer as specified in its charter)

Delaware	6798	82-3409118
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(Employer Identification Number)

Class A Common Stock

Class D Common Stock

(Title of each class of securities issues pursuant to Regulation A)

4220 Shawnee Mission Parkway, Suite 200B, Fairway, Kansas 66205

Telephone: (913) 229-9650

(Address, and telephone number principal executive offices)

2

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K (“Annual Report”) of Platform Ventures Diversified Housing REIT, LLC (the “Company,” “we,” “our” or “us”) that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements.

Management’s discussion and analysis of the Company’s financial condition and results of operations are based upon our audited financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On a regular basis, we evaluate these estimates. These estimates are based on management’s historical industry experience and on various assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	our ability to effectively deploy the proceeds raised in the offering (the “Offering”);

•	our ability to attract and retain members to our online platform;

•	changes in economic conditions generally and the real estate and securities markets specifically;

•	limited ability to dispose of assets because of the relative illiquidity of real estate investments;

•	intense competition in the real estate market that may limit our ability to attract or retain tenants or re-lease space;

•	defaults on or non-renewal of leases by tenants;

•	increased interest rates and operating costs;

•	our failure to obtain necessary outside financing;

•	decreased rental rates or increased vacancy rates;

•	the risk associated with potential breach or expiration of a ground lease, if any;

•	difficulties in identifying properties, and consummating, real estate acquisitions, developments, joint ventures and dispositions;

3

•	our failure to successfully operate acquired properties and operations;

•	exposure to liability relating to environmental and health and safety matters;

•	changes in real estate and zoning laws and increases in real property tax rates;

•	our failure to qualify as or maintain our status as a REIT;

•	failure of acquisitions to yield anticipated results;

•	risks associated with breaches of our data security;

•	exposure to litigation or other claims;

•	risks associated with derivatives or hedging activity;

•	our level of debt and the terms and limitations imposed on us by our debt agreements;

•	the need to invest additional equity in connection with debt refinancings as a result of reduced asset values;

•	our ability to retain key personnel of Platform Ventures, LLC (our “Sponsor”) and its affiliates;

•	our expected rates of return provided to investors;

•	the ability of our Sponsor and its affiliates to source, originate and service our loans and other assets, and the quality and performance of these assets;

•	our ability to retain and hire competent employees and appropriately staff our operations;

•	legislative or regulatory changes impacting our business or our assets (including changes to the laws governing the taxation of REITs and SEC guidance related to Regulation A or the JOBS Act);

4

•	changes in business conditions and the market value of our assets, including changes in interest rates, prepayment risk, operator or borrower defaults or bankruptcy, and generally the increased risk of loss if our investments fail to perform as expected;

•	our ability to implement effective conflicts of interest policies and procedures among the various real estate investment opportunities sponsored by our Sponsor;

•	our ability to access sources of liquidity when we have the need to fund redemptions of common shares in excess of the proceeds from the sales of our common shares in our continuous offering and the consequential risk that we may not have the resources to satisfy redemption requests;

•	our compliance with applicable local, state and federal laws, including the Investment Advisers Act of 1940, as amended, the Investment Company Act of 1940, as amended, and other laws; and

•	changes to GAAP.

5

PART II

Platform Ventures Diversified

Housing REIT, LLC

Item 1.      Business

The Company

Platform Ventures Diversified Housing REIT, LLC is a Delaware limited liability company formed to acquire and manage a diverse portfolio of stabilized, income-oriented, multi-tenant rental housing properties in the United States. The Company may also invest, to a limited extent, in select real estate loans, real estate debt securities, and other real estate-related assets with exposure to the multi-tenant rental housing sector. The Company may make its investments through majority-owned subsidiaries, some of which may have rights to receive preferred economic returns.

The Company intends to operate in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes. Among other requirements, REITs are required to distribute to shareholders at least 90.0% of their annual REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain).

The Company is externally managed by PVDH Manager, LLC (the “Manager”). Our Manager is a relying adviser and a wholly-owned subsidiary of Platform Investments, LLC, an investment adviser registered with the Securities and Exchange Commission (the “SEC”), and a wholly-owned subsidiary of Platform Ventures, LLC, our Sponsor. As a relying adviser of Platform Investments, LLC, our Manager’s provision of services to us must be conducted in accordance with the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and the rules and regulations thereunder. SEC registration does not imply a certain level of skill or training.

The Company is offering a maximum of up to $50 million in common shares, including common shares issued pursuant to the Distribution Reinvestment and Optional Cash Purchase Plan (“the Plan”), which represent limited liability company interests in our Company. The Company is offering to sell any combination of two classes of common shares, Class A shares and Class D shares. The per share purchase price for both classes of our common shares will be $10.00 per share from the date we first admit investors as shareholders of the Company through the end of the calendar month that follows the 12-month period following that date (the “Introductory Period”); however, shares sold prior to us meeting the Minimum Threshold will be subject to a discounted price of $9.75 per share. Following the Introductory Period, the per share price for each class will be adjusted each month and will equal the then-current net asset value (“NAV”), divided by the number of common shares of the Company outstanding as of the end of the prior month on a fully-diluted basis, including outstanding OP Units (“NAV per share”).

The difference between the two share classes relates to the monthly shareholder servicing fees applicable only to Class D shares, the categories of investors eligible to purchase each class, and the minimum initial investment amount for each class. The minimum initial investment in our Class D shares is $25,000. The minimum initial investment in our Class A shares is $1,000,000 if purchased directly by an investor, and $25,000 if purchased through an investment adviser. We may accept lower investments at the discretion of our Manager.

The Company intends to acquire from affiliates of the Sponsor interests in two pre-identified properties (the “Seed Assets”) as follows:

6

Property Name	Location	Property Type	Units	Interest to be Acquired	Projected Company Equity Investment at Close		Current Owner	Notes
Domain	Lenexa, KS	Multi-family	200 units	64.71% JV Interest	$8,283,511	(1)	Sponsor Affiliate	Warehoused by Sponsor for the Company
Orchard Corners	Lawrence, KS	Student Housing	64 units/ 189 beds	100.0% Fee Interest	$2,282,587	(2)	Sponsor Affiliate	Warehoused by Sponsor for the Company

(1) Assumes a projected acquisition date of June 1, 2019, and includes a warehousing fee and acquisition fee applicable to the Seed Assets.

(2) Assumes a projected acquisition date of August 1, 2019, and includes a warehousing fee and acquisition fee applicable to the Seed Assets.

After acceptance of subscriptions equal to the Domain equity investment required at close, which is estimated to be $8,283,511, the Company intends to first acquire the Domain property, and subsequently acquire Orchard Corners. The Sponsor is the indirect 100% owner and manager of both the entities that hold the Seed Assets, as well as the entity that intends to provide bridge loan(s) to the Company. The Sponsor is also the indirect 100% owner and will control the Manager of the Company. Although no definitive agreement for the acquisition or bridge financing is currently in place, the Sponsor has the power and intention to initiate and approve the acquisitions of the Seed Assets and bridge financing.

If we have not yet raised sufficient proceeds at the time we have met the minimum threshold of at least $7,000,000 in Offering proceeds (the “Minimum Threshold”) to fund the entire cash portion of the purchase price of Domain and our Manager, in its discretion, determines to accept investor subscriptions, we will fund any shortfall through a bridge loan funded by an affiliate of our Sponsor; provided, however, that our Manager may, in its discretion, acquire OP Units in a private placement to permit us to meet the Minimum Threshold. As additional proceeds are raised pursuant to the Offering, such proceeds will be used to repay the bridge loan until it is paid in full. As of December 31, 2018, the Minimum Threshold had not yet been met.

Our Manager has committed to purchase 5.0% of the equity subscribed to by the public, which will generally be invested pro rata as Offering proceeds are raised. Our Manager will purchase at least $350,000 of our OP Units in a private placement once we receive subscriptions equal to the Minimum Threshold and our Manager, in its discretion, determines to accept investor subscriptions. Thereafter, our Sponsor will continue to fund pro rata (5.0%) each month alongside investors up to a cap of $2.5 million, or more in its discretion. Notwithstanding the foregoing, our Sponsor may in its discretion acquire additional shares to permit us to meet the Minimum Threshold.

Employees

As of December 31, 2018, no employees are currently employed by the Company.

Segments

The Company plans to invest in multi-tenant, income-producing rental housing properties. The Company’s real estate properties are expected to exhibit similar long-term financial performance and have similar economic characteristics to each other and will likely be aggregated into one reportable segment.

Investment Strategy

The Company will primarily invest in stabilized, income-oriented, multi-tenant rental housing properties in the United States and, to a lesser extent, invest in real estate debt and real estate-related securities. We will focus on deal flow within the middle-market segment of the market, which we define as properties with gross values ranging from $5-$100 million. There may be instances where we purchase assets larger or smaller than these stated ranges.

7

We intend to focus primarily on market-rate multi-family apartments, affordable/income restricted multi-family apartments, condominium conversions/deconversions, manufactured housing, student housing, and senior living (including assisted living, independent living, senior acute care, memory care, age-restricted properties and rehabilitation living properties) located generally in states west of the Mississippi River. We may also invest in non-distressed public and private real estate debt and real estate-related securities that have exposure to multi-tenant rental housing property types including, but not limited to, CMBS, mortgages, loans, mezzanine, and other forms of debt, and may also include preferred equity. Investments in these securities will be limited to less than 25.0% of our total asset value. Additionally, while we do not intend to focus on investments in common or preferred stock in public equity REITs or other real estate-related companies focused on the multi-tenant rental housing sector, we may make such investments from time to time if we feel more liquid positions are needed. Investments in these securities will not exceed 10.0% of our total asset value.

In addition to the Seed Assets, we may enter into one or more joint ventures, tenant-in-common investments or other co-ownership arrangements for the acquisition, development or improvement of properties with third parties or affiliates of our Manager, including present and future real estate investment offerings and REITs sponsored by affiliates of our Sponsor. We also may serve as mortgage lender to, or acquire interests in or securities issued by, these joint ventures, tenant-in-common investments or other joint venture arrangements.

In executing on our business strategy, we believe that we will benefit from our Manager’s affiliation with our Sponsor given our Sponsor’s strong track record and extensive experience and capabilities managing a fund manager. These competitive advantages include:

•	Our Sponsor’s experience and reputation as a leading real estate investment manager, which historically has given it access to a large investment pipeline similar to our targeted assets and the key market data we use to underwrite and portfolio manage assets;

•	Our Sponsor’s relationships with financial institutions and other lenders that originate and distribute commercial real estate debt and other real estate-related products and that finance the types of assets we intend to acquire;

•	Our Sponsor’s acquisition experience, which includes seeking, underwriting, and evaluating real estate deals in every major asset class and various locations within the U.S., and in a variety of market conditions; and

•	Our Sponsor’s asset management experience, which includes actively monitoring each investment through critical property management, leasing, renovation, and disposition activities.

To execute our disciplined investment approach, a team of our real estate professionals take responsibility for the business plan of each investment. The following practices summarize our investment approach:

•	Market Research – The investment team completes exhaustive market diligence on demographics, employment drivers, competing properties, and capital market activity.

•	Physical Research – The investment team engages third-party property condition, environmental, zoning and code compliance, and building systems assessments to identify prospective investment deferred maintenance items and to validate capital requirement assumptions.

8

•	Underwriting Discipline – We follow a tightly controlled and managed process to examine all elements of a potential investment, including, with respect to real property, its location, income-producing capacity, prospects for appreciation, potential for principal loss, income tax considerations, and liquidity. Only those assets meeting our investment criteria will be accepted for inclusion in our portfolio. In an effort to keep an asset in compliance with those standards, the underwriting team remains involved through the investment life cycle of the asset and consults with the other internal professionals responsible for the asset.

•	Asset Management – Prior to the purchase of an individual asset or portfolio, our Manager’s acquisition team works in tandem with the asset management team to develop an asset business strategy. This is a forecast of the action items to be taken and the capital needed to implement the contemplated business plan in an attempt to achieve the anticipated returns. We review asset business strategies regularly to anticipate changes or opportunities in the market during a given phase of a real estate cycle. We have designed this process to allow for realistic yet aggressive enhancement of value throughout the investment period.

Investment Objectives

Our investment objectives include providing our investors:

•	a stable and diverse source of income;

•	appreciation of our NAV over time through active asset management and thoughtful investment management;

•	protection and preservation of investors’ capital; and

•	an investment vehicle in direct real estate that provides a return profile with lower volatility than public real estate companies.

We will also seek to realize growth in the value of our investments by timing their sale to maximize value. However, we cannot assure shareholders that we will attain these objectives or that the value of our assets will not decrease. Furthermore, within our investment objectives and policies, our Manager will have substantial discretion with respect to the selection of specific investments, the management of our portfolio, and the purchase and sale of our assets. Our Manager’s Investment Committee will review our investment guidelines at least annually to determine whether our investment guidelines continue to be in the best interests of our shareholders.

Competition

We face competition when attempting to make real estate investments, including competition from domestic and foreign financial institutions, other REITs, life insurance companies, pension funds, partnerships, and individual investors. Our ability to grow the portfolio and subsequently our financial performance depends on our Manager’s ability to navigate the competitive landscape of the industry. Many competitors have substantially greater financial resources than we do and may be able to accept more risk or lower returns than we think is appropriate. Competition from these entities may reduce the number of suitable investment opportunities for us or increase the bargaining power of property owners willing to sell assets. We believe our Manager has the extensive experience and necessary relationships to effectively maneuver within the competitive real estate industry. Further, we are focusing specifically on the middle-market segment of the market which is historically where the most volume of transactions occur and where our Manager has specialized over the past decade.

9

In addition to the acquisition of new investments, the on-going leasing of real estate is also highly competitive. Our properties compete for tenants with similar properties primarily on the basis of location, total occupancy costs (including base rent and operating expenses), services provided, and the design and condition of the improvements. Lease revenue is the primary source of revenue for the Company so it is important that we continue to lease and re-let our available spaces to credit-worthy tenants. If our competitors offer space at rental rates below current market rates or below the rental rates we currently charge our tenants, we may lose potential tenants, and we may be pressured to reduce our rental rates below those we currently charge in order to retain tenants upon expiration of their existing leases. Even if our tenants renew their leases or we are able to re-let the space, the terms and other costs of renewal or re-letting may be less favorable than the terms of our current leases and could require significant capital expenditures. If we are unable to renew leases or re-let space in a reasonable time, or if rental rates decline or tenant improvement, leasing commissions, or other costs increase, our financial condition, cash flows, cash available for distribution, value of our stock, and ability to satisfy our debt service obligations could be materially adversely affected. This is why our Manager performs the extensive market and tenant due diligence prior to acquisition so that we can try to identify the competitive forces of the specific submarket and underwrite the potential risk and potential costs appropriately before acquiring the asset.

Finally, we intend to utilize leverage when acquiring assets. To a certain extent we are competing with other real estate investors for financing dollars given by banks, insurance companies, conduits, and other lenders which have a finite amount of capital to lend to property owners. Any disruptions in the credit markets could have a material impact on the cost and availability of debt to finance future acquisitions. This competition for debt and the availability of the debt could result in a reduction of suitable investment opportunities and our ability to grow the portfolio and the Company’s financial performance. This competition is partially mitigated by the depth and breadth of lending relationships of our Manager and its affiliated entities which have been cultivated over the past 10 years, as well as the senior executives of our Manager whose relationships may date farther back then our Manager.

Risk Factors

The Company faces risks and uncertainties that could affect us and our business as well as the real estate industry generally. These risks are outlined under the heading “Risk Factors” contained in our Offering Circular dated and filed with the SEC on September 27, 2018, as amended and/or supplemented from time to time (the “Offering Circular”). In addition, new risks may emerge at any time and the Company cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our shares of common stock.

10

Item 2.      Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of our operations should be read together with our financial statements and related notes appearing at the end of this Annual Report. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” as disclosed in our Offering Circular, as amended or supplemented from time to time.

Overview

We are a newly organized Delaware limited liability company formed to invest primarily in stabilized, income-oriented, multi-tenant rental housing real estate in the United States and, to a lesser extent, invest in real estate debt and other real estate-related assets within the same multi-tenant asset class. Investments will include direct and indirect equity interests in such real estate properties located across the United States. We expect over time that our portfolio will be broadly expanded through the acquisition of multiple properties, including investments in market-rate multi-family apartments, affordable/income restricted multi-family apartments, condominium conversions/deconversions, manufactured housing, student housing, and senior living (including assisted living, independent living, senior acute care, memory care, age-restricted properties, and rehabilitation living properties) located generally in, but not limited to, states west of the Mississippi River.

We may also invest in non-distressed public and private real estate debt and real estate-related securities that have exposure to the multi-tenant rental housing sector including, but not limited to, CMBS mortgages, loans, mezzanine, and other forms of debt, and may also include preferred equity. Investments in these securities will be limited to less than 25.0% of our total asset value. To a limited extent, we may also invest in commercial real estate loans, as well as commercial real estate debt securities and other real estate-related assets. Our objective is to provide investors an attractively priced investment that generates a steady level of current income and appreciation while preserving and protecting our investors’ capital investments.

We may make our investments through majority-owned subsidiaries, some of which may have rights to receive preferred economic returns. Substantially all of our assets will be held by, and substantially all of our operations will be conducted through, our Operating Partnership, either directly or through its subsidiaries, and we will be the sole general partner of our Operating Partnership. Additionally, we will contribute the net proceeds from this offering (including the private placements to our Sponsor) to our Operating Partnership in exchange for OP Units. We are externally managed by our Manager, a relying adviser and a wholly-owned subsidiary of Platform Investments, LLC, which is an investment adviser registered with the SEC and a wholly-owned subsidiary of our Sponsor. As a relying adviser of Platform Investments, LLC, our Manager’s provision of services to us must be conducted in accordance with the Advisers Act and the rules and regulations thereunder. We intend to qualify as a REIT for U.S. federal income tax purposes.

We intend to acquire the Seed Assets, all of which are currently owned by affiliated investment vehicles of our Sponsor. The Seed Assets consist of: (i) a 64.71% joint venture interest in the Domain at City Center, a 200-unit Class A luxury rental apartment located in the Kansas City metro area (Lenexa, Kansas); and (ii) a 100.0% direct fee interest in Orchard Corners, a 189-bed, 64-unit student housing community located in Lawrence, Kansas (University of Kansas).

11

Liquidity and Capital Resources

Although we may utilize bridge financing provided by our Sponsor or its affiliates, we are dependent upon the net proceeds from this offering to conduct our operations and close on the Seed Assets. The capitalization of any additional assets we may purchase in the future will include net proceeds from this offering, including the financial commitment from our Sponsor, debt financing provided by banks or other third-party lenders, as well as the potential for bridge financing from our Sponsor or its affiliates.

Our Manager has committed to acquire at least $350,000 of our OP Units in a private placement once we receive subscriptions equal to the Minimum Threshold and our Manager, in its discretion, determines to accept investor subscriptions. Thereafter, our Sponsor will continue to purchase pro rata 5.0% of the equity subscribed to the public up to a cap of $2.5 million, or more in its discretion. Notwithstanding the foregoing, our Sponsor may in its discretion acquire additional OP Units to permit us to meet the Minimum Threshold.

At the Company level, we do not have any outstanding debt and have not received a commitment from any lender to provide us with financing; however, we may investigate sources of bridge financing from our Sponsor, its affiliates or from a third-party so that we have more flexibility to purchase assets and manage cash while raising capital through this Offering. As we raise additional proceeds from this Offering, we would then use the proceeds to pay down the principal and interest of the bridge financing.

As an alternative to the bridge financing, our Sponsor or its affiliates may close and fund investments prior to being acquired by us. This warehousing of investments could provide us with flexibility with our cash management and timing of investing offering proceeds as funds are raised. If the investment were warehoused by our Sponsor or its affiliates, we may then acquire such investment at a price equal to the fair market value of such investment, provided that its fair market value is materially equal to its cost, plus the applicable warehousing fee and acquisition fee. Warehousing and acquisition fees are described further in “Related Party Transactions” in Item 7 “Financial Statements” below. The Seed Assets are currently warehoused by affiliates of the Sponsor.

Outlook and Recent Trends

The Company believes that the near and intermediate-term market for investment in select commercial real estate properties is compelling from a risk-return perspective. We believe that our investment strategy, combined with the experience and expertise of our Manager’s management team, will provide opportunities to originate investments with attractive long-term equity returns.

For more information regarding market conditions, please see “Investment Objectives and Strategy” in our Offering Circular.

12

Item 3.      Directors and Officers

Our Manager

The Company operates under the direction of our Manager, which is responsible for directing the management of our business and affairs, managing our day-to-day affairs, and implementing our investment strategy. Our Manager has established an investment committee that makes decisions with respect to all acquisitions and dispositions. Our Manager and its officers and directors are not required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require.

The Company follows investment guidelines adopted by our Manager and the investment and borrowing policies set forth in our Offering Circular, unless they are modified by our Manager. Our Manager may establish further written policies on investments and borrowings and will monitor our administrative procedures, investment operations, and performance to ensure that the policies are fulfilled. Our Manager may change our investment objectives at any time without approval of our shareholders.

Our Manager performs its duties and responsibilities pursuant to our operating agreement and the management agreement with our Manager. Our Manager maintains a contractual, as opposed to a fiduciary relationship, with us and our stockholders. Furthermore, we have agreed to limit the liability of our Manager and to indemnify our Manager against certain liabilities.

Executive Officers and Directors

We have no paid employees, executive officers or directors. The employees of our Sponsor or its affiliates provide management, acquisition, asset management, and certain other administrative services for us. Each of the executive officers of our Sponsor is also expected to serve as an executive officer of our Manager. The following table sets forth certain information with respect to the executive officers of our Sponsor:

Officer	Age	Position Held with Our Sponsor
Ryan Anderson	36	Co-President
Terry Anderson	35	Co-President
Kyle Siner	43	Chief Financial Officer
Todd Blanding	42	Chief Investment Officer
Greg Steinberg	42	Senior Vice President, General Counsel and Chief Compliance Officer
Brian Douglas	36	Senior Vice President
Robert Isselhardt	35	Senior Vice President

•	Ryan Anderson. Ryan Anderson serves as Co-President and Co-Founder of our Sponsor, providing overall strategic and investment decisions. A seasoned entrepreneur who has started and continues to run several real estate related ventures, Mr. Anderson leads the business development, acquisitions, and investor relations functions. He has spearheaded the acquisition of over $2.5 billion of debt and real assets. He is involved in a number of other real estate related operating companies, including Silverwest Hotels, Inspired Homes, and APD Management, and has previously been involved with Pillar Financial. Mr. Anderson earned a Bachelor of Science in International Business and Spanish, and a Master of Business Administration in Management from Rockhurst University.

•	Terry Anderson. Terry Anderson is a seasoned entrepreneur who has started and continues to run several real estate related ventures. As Co-President and Co-Founder of our Sponsor, Mr. Anderson provides overall strategic direction and leads the financial management, acquisition, and investor relations functions. He has spearheaded the acquisition of over $2.5 billion of debt and real estate assets. He is involved in various real estate related operating companies, including Silverwest Hotels, Inspired Homes, and APD Management, and has previously been involved with Pillar Financial. Mr. Anderson earned a Bachelor of Science in Finance and Accounting and a Master of Business Administration in Finance from Rockhurst University.

13

•	Kyle Siner. As Chief Financial Officer of our Sponsor, Kyle Siner oversees all accounting, financial, and tax reporting functions. Previously, Mr. Siner held executive financial positions with affiliates of Mariner Holdings. Prior to that, Mr. Siner held various financial management positions in public accounting and private industry. He began his career with Deloitte & Touche. During his career, Mr. Siner has obtained management and in-depth technical experience and expertise in acquisitions, divestitures, restructurings, joint ventures, investment groups, investment funds, financial products, private equity, venture capital, and tax planning for businesses and individuals. Mr. Siner earned a Bachelor of Science in Accounting from Rockhurst University, and a Master of Science in Accounting from the University of Missouri-Kansas City.

•	Todd Blanding, CFA. Todd Blanding, CFA, serves as Chief Investment Officer of our Sponsor. He is responsible for managing the real estate investment process and product development. Mr. Blanding has more than 19 years of real estate investment experience. Previously, he was a vice president and portfolio manager at Essex Property Trust, where he managed a $3.1 billion portfolio of multi-family assets. His past experience also includes serving as vice president of real estate acquisition at GI Partners, where he helped grow equity commitments in the firm’s real estate funds from $750 million to $1.25 billion and sourced more than $200 million in new investments for the portfolio. Mr. Blanding also served as vice president of real estate acquisitions at JPMorgan. In that role, he sourced $1.1 billion in investment opportunities and led the formation of more than $600 million in acquisition and development joint ventures on behalf of JPMorgan’s commingled funds and separate account clients. Mr. Blanding is a holder of the right to use the Chartered Financial Analyst® designation and is a member of the Urban Land Institute. He earned a Bachelor of Science in Finance from the University of Michigan and a Master of Business Administration in Finance, Real Estate and Strategy from Northwestern University’s Kellogg School of Management, where he graduated summa cum laude.

•	Greg Steinberg. Greg Steinberg serves as Senior Vice President, General Counsel, and Chief Compliance Officer of our Sponsor. In that capacity, he oversees all legal and regulatory affairs and is actively involved in all legal and compliance aspects of Platform Ventures’ business, including acquisitions, financing, asset management, and strategic planning. Prior to joining Platform Ventures, Mr. Steinberg spent six years as vice president and associate general counsel of Bats Global Markets, Inc., now known as Cboe Global Markets, Inc., where he played a key role in Bats’ 2016 IPO, and the sale of Bats to CBOE Holdings in 2017. He began his career with Husch Blackwell LLP. Mr. Steinberg earned a Bachelor of Science in Economics with concentrations in Finance and Entrepreneurial Management from The Wharton School at the University of Pennsylvania, and his Juris Doctor from the University of Kansas. He maintains licenses to practice law in Kansas and Missouri.

•	Brian Douglas. Brian Douglas is a senior commercial real estate professional with over 16 years of experience in asset management, acquisitions, dispositions, valuations, due diligence, leasing, and development. As Senior Vice President of our Sponsor, Mr. Douglas’ primary responsibility is oversight of equity real estate portfolios, including all asset management functions, as well as strategy execution at both the fund and property level. He also contributes with new business underwriting, financing, and development initiatives. Previously, Mr. Douglas served as a senior associate at GE Capital Real Estate in the JV Equity Group. In that role, he held responsibility for the investment of a $1 billion portfolio of institutional-grade real estate, including 6,800 multi-family units and one million square feet of commercial office space. Mr. Douglas earned a Bachelor of Science in Finance from the University of Colorado-Boulder, and a Master of Business Administration in Real Estate from the University of Wisconsin-Madison.

•	Robert Isselhardt. Rob Isselhardt is Senior Vice President of our Sponsor. He oversees a team of investment analysts who work closely with the acquisitions team to model, analyze, underwrite, and perform due diligence on potential real estate investments. Mr. Isselhardt also serves as a liaison with various investment partners in coordinating deal negotiation, structuring, and closing. Previously, Mr. Isselhardt was an associate director of investments at ORIX Capital Markets, where he worked with originators to evaluate and execute real estate focused investments. He also worked with the corporate development team on various strategic initiatives. Mr. Isselhardt’s experience also includes working with various real estate focused divisions of ORIX Capital Markets, including acquisitions, development, structured finance, asset management, REO, and CMBS surveillance. Mr. Isselhardt earned a Bachelor of Science in Finance and Real Estate from the University of Wisconsin-Madison.

14

Compensation of Executive Officers

The Company does not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us. Each of the executive officers of our Sponsor is also expected to serve as an executive officer of our Manager. Each of these individuals receives compensation for his or her services, including services performed for us on behalf of our Manager, from our Sponsor. As executive officers of our Manager, these individuals are expected to serve to manage our day-to-day affairs, oversee the review, selection and recommendation of investment opportunities, service acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives. Although the Company indirectly bears some of the costs of the compensation paid to these individuals, through fees we pay to our Manager, we do not intend to pay any compensation directly to these individuals.

Compensation of our Manager

For information regarding the compensation of our Manager, please see “Management Compensation” in our Offering Circular.

15

Item 4.      Security Ownership of Management and Certain Securityholders

Principal Shareholders

The following table sets forth the beneficial ownership of our common shares for each person or group that holds more than 10.0% of our common shares, for each director and executive officer of our Sponsor and for the directors and executive officers of our Sponsor as a group. To our knowledge, each person that beneficially owns our common shares has sole voting and disposition power with regard to such shares.

Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 4220 Shawnee Mission Parkway, Suite 200B, Fairway, KS 66205.

	Class A		Class D
	Number of Shares		Number of Shares
Name of Beneficial Owner (1)	Beneficially Owned	Percent of Class	Beneficially Owned	Percent of Class
Platform Ventures, LLC (2)(3)(4)	100	100	0	*

All directors and executive officers of our Sponsor as a group (7 persons)	0	*	0	*

* Represents less than 1.0% of our outstanding common shares.

(1)	Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.

(2)	In connection with our formation, our Sponsor purchased 100 Class A shares at a per share price of $10.00.

(3)	At or near the time we accept investor subscriptions meeting our Minimum Threshold, our Manager will purchase at least $350,000 of our OP Units, and thereafter, will continue to acquire OP Units pro rata (5.0%) alongside subscriptions we receive for equity from the public up to a cap of $2.5 million, or more in its discretion. Notwithstanding the foregoing, our Manager may in its discretion acquire additional OP Units to permit us to meet the Minimum Threshold.

16

(4)	Platform Ventures, LLC is majority-owned and controlled by ABTS Holdings LLC, which is jointly owned and controlled by the Sponsor’s Co-Presidents, Ryan Anderson and Terry Anderson. In addition, an unaffiliated third party owns a 30.77% ownership interest and a 20% voting interest in Platform Ventures LLC. This ownership interest does not entitle it to control the Manager or Platform Investments, LLC. Ryan Anderson and Terry Anderson may be deemed to have shared voting power and dispositive power over the shares held by Platform Ventures, LLC.

Item 5.      Interest of Management and Others in Certain Transactions

For further details, please see “Related Party Arrangements” in Item 7 “Financial Statements” below.

Item 6.      Other Information

None.

17

Item 7.      Financial Statements

INDEX TO FINANCIAL STATEMENTS OF PLATFORM VENTURES DIVERSIFIED HOUSING REIT, LLC

18

Independent Auditor's Report

Member

Platform Ventures Diversified Housing REIT, LLC

Fairway, Kansas

Report on the Financial Statements

We have audited the accompanying financial statements of Platform Ventures Diversified Housing REIT, LLC (the Company), which comprise the balance sheets as of December 31, 2018 and 2017, and the related statements of member’s equity, and cash flows for the year ended December 31, 2018, and the period from August 31, 2017, through December 31, 2017 and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Platform Ventures Diversified Housing REIT, LLC as of December 31, 2018 and 2017, and the results of its cash flows for the year ended December 31, 2018 and for the period from August 31, 2017 through December 31, 2017 in accordance with accounting principles generally accepted in the United States of America.

/s/ RSM US LLP

Irvine, California
March 1, 2019

F-1

Platform Ventures Diversified Housing REIT, LLC

Balance Sheets

	December 31, 2018	December 31, 2017
Assets
Cash	$1,000	$1,000
Total Assets	$1,000	$1,000

Member’s Equity
Member’s Equity	$1,000	$1,000
Total Member’s Equity	$1,000	$1,000

See accompanying notes to the financial statements

F-2

Platform Ventures Diversified Housing REIT, LLC

Statements of Member’s Equity

For the Year Ended December 31, 2018 and the Period August 31, 2017 (inception) through December 31, 2017

	Class A Shares
	Number of Shares	Amount
Balance at August 31, 2017 (inception)	-	$-
Proceeds from issuance of common shares	100	$1,000
Balance at December 31, 2017	100	$1,000
Balance at December 31, 2018	100	$1,000

See accompanying notes to the financial statements

F-3

Platform Ventures Diversified Housing REIT, LLC

Statements of Cash Flows

	Year Ended December 31, 2018	For the Period August 31, 2017 (inception) through December 31, 2017
Cash flows from financing activities
Proceeds from issuance of common shares	$-	$1,000
Net cash provided by financing activities	$-	$1,000

Net increase in cash	$-	$1,000
Cash at the beginning of the period	$1,000	$-
Cash at the end of the period	$1,000	$1,000

See accompanying notes to the financial statements

F-4

Platform Ventures Diversified Housing REIT, LLC

Notes to Financial Statements

1.	Formation and Organization

Platform Ventures Diversified Housing REIT, LLC (the “Company”) was formed on August 31, 2017 as a Delaware limited liability company and intends to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes. The Company is expected to acquire, manage and structure a diverse portfolio of stabilized, income-oriented, multi-tenant rental housing properties in the United States. The Company may also invest, to a limited extent, in real estate-related assets, including select real estate loans, real estate debt securities and other real estate-related assets with exposure to the multi-tenant rental housing sector. The Company may make its investments through majority owned subsidiaries, some of which may have rights to receive preferred economic returns. Substantially all of the Company’s assets will be held by, and substantially all of the operations will be conducted through PVDH Operating Partnership, LP (the “Operating Partnership”) either directly or through its subsidiaries, and the Company will be the sole general partner of the Operating Partnership. The Company is managed by PVDH Manager, LLC, a Delaware limited liability company (the “Manager”), a wholly owned subsidiary of Platform Investments, LLC, which is a wholly owned subsidiary of Platform Ventures, LLC (the “Sponsor”).

As of the date of this report, the Company has not begun operations.

The Company has authorized the issuance of up to $50,000,000 of common shares, including common shares issued pursuant to the Distribution Reinvestment and Optional Cash Purchase Plan, which represent limited liability company interests in the Company. The Company intends to sell any combination of two classes of common shares, Class A shares, and Class D shares, with a dollar value up to the maximum offering amount. The Sponsor has committed to purchase 5% of the outstanding equity, up to $2,500,000, or more at its discretion. On September 14, 2017, the Company received $1,000 in cash in connection with the Sponsor’s purchase of common shares.

The Company filed an offering statement on Form 1-A with the SEC with respect to an offering (the “Offering”) of up to $50,000,000 in common shares, for an initial price of $10.00 per share for the 12-month period following the date when investors are first admitted as shareholders of the Company. However, common shares and OP Units sold prior to the Company meeting the $7,000,000 minimum threshold will be subject to a discounted price of $9.75 per share. The SEC declared the Offering to be qualified on September 27, 2018.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The Company maintains financial statements in accordance with accounting principles generally accepted in the United States of America on the accrual basis of accounting (“GAAP”) as contained within the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and the rules and regulations of the SEC.

Principles of consolidation

GAAP requires the consolidation or combination of any subsidiaries or affiliates under common control. If upon commencement of operations consolidation or combination is required the financial statements will include the accounts and transactions of the Company, together with the controlled subsidiaries and/or affiliates. All material intercompany balances and transactions will be eliminated in the presentation of the accompanying consolidated or combined financial statements. As of December 31, 2018 and December 31, 2017 the Company is not invested in any controlled subsidiaries or affiliate that requires the presentation of consolidated or combined financial statements.

F-5

Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could materially differ from those estimates.

Organizational, Offering and Related Costs

Organization and offering costs of the Company are initially being paid by the Sponsor or Manager on behalf of the Company. These organization and offering costs include all expenses to be paid by the Company in connection with the formation of the Company and the qualification of the Offering, and the marketing and distribution of shares, including, without limitation, expenses for printing, engraving and amending offering statements or supplementing offering circulars, mailing and distributing costs, all advertising and marketing expenses, charges of experts and fees, expenses and taxes related to the filing, registration and qualification of the sale of shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees. The Company anticipates that the Company will be obligated to pay or reimburse the Sponsor or Manager for organization and offering costs paid by them on behalf of the Company. Reimbursement payments will be made in monthly installments, but the aggregate monthly amount reimbursed will never exceed 1.0% of the aggregate gross offering proceeds. Any excess costs will be rolled forward to subsequent months until paid in full.

These costs are not recorded in the financial statements of the Company as of December 31, 2018 and December 31, 2017 because such costs are not a liability of the Company until the Company’s common shares are sold to the public. When recorded by the Company, organization costs will be expensed as incurred, and offering costs will be charged to member’s equity as such amounts are reimbursed to the Manager or Sponsor from the gross proceeds of the Offering. As of December 31, 2018 and December 31, 2017, approximately $1,040,000 and $575,000 in organization and offering costs have been incurred, respectively.

Income Taxes

The Company intends to elect to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, and intends to operate as such. The Company expects to have little or no taxable income prior to electing REIT status. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of the Company’s annual REIT taxable income to its shareholders (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with generally accepted accounting principles). As a REIT, the Company generally will not be subject to U.S. federal income tax to the extent it distributes dividends to its shareholders. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income.

3.	Related Party Arrangements

PVDH Manager, LLC - Manager

The Company has entered into a management agreement with PVDH Manager, LLC. Subject to certain restrictions and limitations, the Manager is responsible for managing the Company’s affairs on a day-to-day basis and for identifying and making acquisitions and investments on behalf of the Company.

The Manager will be reimbursed for organization and offering expenses incurred in conjunction with the offering. Reimbursement payments will be made in monthly installments, but the aggregate monthly amount reimbursed will never exceed 1.0% of the aggregate gross offering proceeds. Any excess costs will be rolled forward to subsequent months until paid in full.

F-6

Upon acquisition of each equity investment, the Company will pay up to 1.00% of the amount of the property purchase price to the Manager or its affiliates. For debt investments, if an origination fee is charged, the third-party borrower will typically pay 1.00-3.00% of the amount funded by the Company. The Manager or its affiliates will receive 1.00% of the amount funded by the Company, and any origination fees exceeding 1.00% will be paid directly to the Company.

The Company will pay the Manager a monthly investment management fee at an annualized rate of 1.50% of the Company’s aggregate NAV on a consolidated basis, which, until the month following 12 months after the commencement of the offering, will be based on an assumed NAV of $10.00 per outstanding share or Operating Partnership unit. Thereafter, the investment management fee will be based on the Company’s NAV at the end of each prior month. Upon liquidation of any of the Company’s equity investments in real estate, the Company will not pay a disposition fee.

The Company will reimburse the Manager for out-of-pocket expenses paid in connection with providing services to the Company. This does not include the Sponsor’s or Manager’s overhead, but does include legal, accounting, auditing, consulting and other fees and expenses, financing commitment fees, real estate title and appraisal costs, valuation expenses, and printing.  The Company will also reimburse the Manager for employee or contractor charge-back expenses attributable to the services of professionals employed or contracted by the Manager, Sponsor, and/or their other affiliates who perform legal, accounting, and asset management services for the Company, in the event that the Manager or its affiliates engage such professionals to perform such services in lieu of (or in addition to) the engagement of a third-party to provide such services, provided that (i) the amounts charged for such services are reasonable in the Manager’s reasonable discretion, and (ii) the reimbursement corresponds only to the portion of such professionals’ business time spent directly on such Company matters. Further, the Company will reimburse the Manager for actual expenses incurred in connection with the selection, acquisition or origination of an investment, to the extent the Manager is not reimbursed by any operating partner.

The Sponsor or an affiliate may make short-term bridge loans to the Company or Operating Partnership in order to fund the acquisition of real estate investments. The interest rate to be charged by the Sponsor or its affiliate will be the same rate that the Sponsor or its affiliate pays on any loan facilities it has that support the bridge loans made to the Company. If at any time the Sponsor or one of its affiliates is funding bridge loans to the Company from its own capital, the Manager will determine a reasonable interest rate to be charged on such bridge loan, solely in its reasonable discretion.

If the Company purchases assets from the Sponsor or one of its affiliates, the Company will pay a warehousing fee equal to an annualized rate of 2.0% of the purchase price of the asset with respect to the period of time the asset is warehoused, plus any transaction costs in connection with the acquisition.

The Company will reimburse the Manager or an affiliate of the Manager for actual servicing expenses associated with the debt investments including any up-front set-up fee. The servicing expenses incurred by the Manager including reimbursements for employee and independent contractor costs associated with the servicing are meant to be a straight pass-through expense to the Company. The Manager may decide to enter into a servicing agreement with a third-party to service and administer the loans held by the Company and the Company will pay for any expenses incurred in connection with such services.

If there are any non-performing loans, the Manager will charge the Company a special servicing fee, to be paid quarterly, and paid to the Manager at an annualized rate of 1.00% of the unpaid balance of the non-performing asset. It is in the Manager’s sole discretion to determine if a loan is non-performing. The payment of the special servicing fee will be in addition to any third-party special servicing expenses incurred by the Company, which may include special fees associated with recovery efforts by the Manager, Sponsor or any of their affiliates.

The Company will pay the Manager a monthly servicing fee equal to an annualized rate of 0.50% of aggregate NAV upon the authorization and issuance of Class D shares. Until the month following the first 12 months after the initial issuance of shares, the shareholder servicing fee will be based on an assumed NAV of $10.00 per outstanding Class D share. Thereafter, the shareholder servicing fee will be based on the aggregate NAV of the outstanding Class D shares at the end of each prior month. The Company will not pay a shareholder servicing fee with respect to the outstanding Class A shares.

F-7

The Manager may pursue a sale or series of sales of the assets, a sale or merger of the Company, a listing of the shares on a national securities exchange or a similar transaction. Upon execution of such a transaction, the Manager will be entitled to an exit performance allocation equal to 10% of the total return of the REIT in excess of an annualized non-compounded 6% return to the shareholders on a class-by-class basis over the life of the Company.

If the total return to shareholders in any calendar year exceeds 6% per annum calculated on a class by class basis, the Manager will be entitled to receive an annual performance allocation equal to 10% of the excess total return. “Total return” with respect to each class is comprised of the change in NAV per share for such class plus distributions per share for that same class. In the event the NAV per share for one or both classes decreases below $10.00, the annual performance allocation for such applicable class or classes will not be earned on any increase in NAV per share up to $10.00.

4.	Commitments and Contingencies

Legal Proceedings

As of the date of the financial statements the Company is not currently named as a defendant in any active or pending litigation. However, it is possible that the Company could become involved in various litigation matters arising in the ordinary course of business. Although the Company is unable to predict with certainty the eventual outcome of any litigation, the Company is not aware of any litigation of any significance likely to occur.

5.	Subsequent Events

Events that occur after the balance sheet date  but before the financial statements were available to be issued must be evaluated for recognition or disclosure. The effects of subsequent events that provide evidence about conditions that existed at the balance sheet dates are recognized in the accompanying financial statements. Subsequent events which provide evidence about conditions that existed after the balance sheet dates require disclosure in the accompanying notes. Management evaluated the activity of the Company through March 1, 2019 (the date the financial statements were available to be issued). Based on the evaluation, no additional material events were identified that would require adjustment or disclosure.

F-8

Item 8. Exhibits

Index to Exhibits

Exhibit No.	Description
2.1*	Certificate of Formation
2.2*	Form of Amended and Restated Limited Liability Company Agreement
4.1*	Form of Subscription Package (included in the Offering Circular as Appendix B and incorporated herein by reference)
6.1*	Form of Amended and Restated Limited Partnership Agreement of PVDH Operating Partnership, LP
6.2*	Form of Investment Management Agreement between Platform Ventures Diversified Housing REIT, LLC and PVDH Manager, LLC
6.3*	Form of Support Agreement between Platform Ventures, LLC and PVDH Manager, LLC
6.4*	Form of License Agreement between Platform Ventures Diversified Housing REIT, LLC and Platform Ventures, LLC
11.1	Consent of Auditors

*	Previously filed.

19

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report on Form 1-K to be signed on its behalf by the undersigned, thereunto duly authorized, in Fairway, Kansas, on March 1, 2019.

Platform Ventures Diversified Housing REIT, LLC

By: PVDH MANAGER, LLC, its Manager

By:	/s/ Ryan Anderson

Name:	Ryan Anderson

Title:	Executive Officer

Pursuant to the requirements of Regulation A, this Annual Report on Form 1-K has been signed below by the following persons on behalf of the issuer in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ryan Anderson	Executive Officer of PVDH Manager, LLC
Ryan Anderson	(Principal Executive Officer)	March 1, 2019

/s/ Kyle Siner	Chief Financial Officer of PVDH Manager, LLC	March 1, 2019
Kyle Siner	(Principal Financial Officer and Principal Accounting Officer)

20